Exhibit 10.1

Name:	[●]
Number of Shares of Stock subject to the Stock Option:	[●]
Exercise Price Per Share:	$[●]
Date of Grant:	[●]

ASTRA SPACE, INC.
2021 OMNIBUS Incentive Plan

Performance Stock Option Agreement

This agreement (this “Agreement”) evidences a stock option granted by Astra Space, Inc. (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Astra Space, Inc. 2021 Omnibus Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.
Grant of Stock Option. The Company hereby grants to the Participant on the date set forth above (the “Date of Grant”) an option (the “Stock Option”) to purchase, pursuant to and subject to the terms set forth in this Agreement and in the Plan, up to the number of shares of Stock set forth above (the “Shares”) with an exercise price per Share as set forth above, in each case subject to adjustment pursuant to Section 8 of the Plan in respect of transactions described therein occurring after the date hereof.

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not intended to qualify as an ISO) and is granted to the Participant in connection with the Participant’s Employment.

2.
Vesting. The term “vest” as used herein with respect to the Stock Option or any 7portion thereof means that the Stock Option (or portion thereof) is then exercisable. The Stock Option shall be eligible to vest, if at all, in accordance with the terms set forth on Exhibit A hereto.

The right of exercise shall be cumulative so that to the extent the Stock Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date (as defined below) or the termination of this Stock Option under Section 3 hereof or the Plan.

3.
Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and must be in written or electronic form acceptable to the Administrator, signed (including by electronic signature) by the Participant or, if at the relevant time the Stock Option has passed to a beneficiary or permitted transferee, the beneficiary or permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full of the exercise price by cash or check, or if acceptable to the

Administrator, through a broker-assisted exercise program or such other means as prescribed by the Administrator. The latest date on which the Stock Option or any portion thereof may be exercised is the tenth (10th) anniversary of the Date of Grant (the “Final Exercise Date”) and, if not exercised by such date, the Stock Option or any remaining portion thereof will thereupon immediately terminate.
4.
Cessation of Employment. If the Participant’s Employment ceases, except as expressly provided for in any agreement between the Participant and the Company or its Affiliates that is in effect at the time of such termination, the Stock Option, to the extent not then vested, will be immediately forfeited for no consideration, and any vested portion of the Stock Option that is then outstanding will remain exercisable until the earlier of (i) the Final Exercise Date or (ii) the expiration of the period described in Section 6.4 of the Plan; provided, however, that if the Participant’s Employment is terminated for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith), any vested portion of the Stock Option that is then outstanding will be immediately terminated for no consideration.
5.
Restrictions on Transfer. The Stock Option may not be transferred except as expressly permitted under Section 6.3 of the Plan.
6.
Forfeiture; Recovery of Compensation.
(a)
The Stock Options, and the proceeds from the exercise and/or disposition of the Shares, are subject to forfeiture and disgorgement to the Company, with interest and related earnings, if at any time the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, including, without limitation, engaging at any time in conduct which would give rise to the Company’s right to terminate the Participant’s Employment for Cause.
(b)
By accepting, or being deemed to have accepted, the Stock Option, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the Stock Option, including the right to any Shares acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6.6 of the Plan (including any successor provisions). The Participant further agrees to be bound by the terms of any clawback or recoupment policy of the Company that applies to incentive compensation that includes Awards such as the Stock Option. Nothing in the preceding sentence will be construed as limiting the general application of Section 9 of this Agreement.
7.
Withholding. The Participant expressly acknowledges and agrees that, pursuant to Section 6.7 of the Plan, the Participant’s rights hereunder, including the right to be issued Shares upon exercise of the Stock Option, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes required to be withheld, if any. No Shares will be issued pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy all such withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Participant authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 7.
8.
Effect on Employment. This grant of the Stock Option will not give the Participant any right to be retained in the Employment of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to terminate the Participant’s Employment at any time, or affect any right of the Participant to terminate his or her Employment with the Company at any time.
9.
Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
10.
Entire Agreement. This Agreement and the Plan constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written, whether express or implied and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof (including any description of any equity award that may have been contained in any offer letter or otherwise).
11.
Acknowledgements. The Participant acknowledges and agrees that (a) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (b) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature or Docusign, which, in each case, will constitute an original signature for all purposes hereunder, and (c) the Participant must execute and return a copy of this Agreement to the Company within ninety (90) days after the Agreement is made available to the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

AGREED AND ACCEPTED: By:_____________________________ Participant Name	ASTRA SPACE, INC. __________________________________ By: Its:

EXHIBIT A

Vesting Schedule

This Exhibit A describes the terms and conditions upon which the Stock Option will become vested.

1.
Definitions. For purposes of this Exhibit A, the following terms have the following meanings:

“Final Vesting Date” means November 15, 2026.

“Launch Vehicle” means a Company rocket, with a serial number of LV0007 or a serial number issued after LV0007.

“Milestone” means any of the five performance metrics set forth in Section 2 of this Exhibit A and which the Company must achieve for any portion of the Stock Option to vest.

“Orbital Launch” means a Launch Vehicle has traveled on a free trajectory which has an altitude at perigree around 80 kilometers such that it remained in space for at least one orbit around Earth.

“Payload” means one or more satellites for which the Company is under contract with a customer to Launch on a paid or unpaid basis.

“Share Price” means the VWAP for a 30 consecutive day trading period following the achievement of a Milestone.

“Share Price Threshold” means (a) a Share Price of $15.00 following the achievement of the first Milestone; (b) a Share Price of $20.00 following the achievement of the second Milestone; (c) a Share Price of $30.00 following the achievement of the third Milestone; (d) a Share Price of $40.00 following the achievement of the fourth Milestone, and (e) a Share Price of $50.00 following the achievement of the fifth Milestone.

“Spacecraft” means a vehicle or machine that the Company developed to fly in space. For clarity, the term “Spacecraft” does not include a Launch Vehicle.

“Successful Orbital Delivery” means that a Launch Vehicle has (a) achieved Orbital Launch, and (b) delivered a Payload for a customer consistent with the orbital mission parameters defined in the Company’s contract with the customer.

“Vesting Date” means the February 15, May 15, August 15 and November 15 of any calendar year immediately following the date on which the Share Price Threshold is met.

“VWAP” means the dollar volume-weighted average closing price for a share of the Company’s Class A common stock on Nasdaq.

All capitalized terms used, but not defined, in this Exhibit A have the meanings set forth in the Performance Stock Option Award Agreement to which this Exhibit A is attached.

2.
Milestones. The performance metrics that the Company must achieve for any portion of the Stock Options to vest are as follows:

Milestone A:	The Company has had a Successful Orbital Delivery.
Milestone B:	The Company has had six (6) Orbital Launches during a six (6) consecutive month period.
Milestone C:	The Company has completed a prototype for a Spacecraft that has achieved an Orbital Launch.
Milestone D:	The Company has conducted twenty-six (26) Orbital Launches during a six consecutive month period.
Milestone E:	The Company has achieved an Orbital Launch for an aggregate of 100 Spacecraft.

The Milestones do not need to be achieved in any specific order or sequence; however a Milestone will not be deemed “achieved” for purposes of vesting until approved by the Compensation Committee, whose determination as to whether a Milestone has been “achieved” shall be final and binding.

3. Vesting. Once a Milestone is achieved, twenty percent (20%) of the shares of Class A common stock underlying the Stock Option shall vest on the Vesting Date immediately following the achievement of the Share Price Threshold, provided that (a) no portion of this Stock Option shall vest until November 15, 2022, and (b) no portion of this Stock Option shall vest after the Final Vesting Date. If any portion of this Stock Option remains unvested on the Final Vesting Date, such unvested portion of the Stock Option will be forfeited and cancelled.

4. Example. Assume for purposes of this example only, and for no other purpose, that:

(i)
three Milestones are achieved after November 15, 2022, but before January 1, 2023;
(ii)
the Share Price as of January 1, 2023 is $10.00;
(iii)
the Share Price as of April 1, 2023 is $15.00;
(iv)
the Share Price as of June 1, 2023 is $20.00;
(v)
the Share Price as of December 1, 2023 is $30.00; and
(vi)
no other Milestones were “achieved” between January 1, 2023, and December 1, 2023,

then no portion of the Stock Option will vest until the applicable Share Price Threshold is met. Specifically, (w) no portion of the Stock Option will vest on February 15, 2023, (x) twenty percent (20%) of the shares of Class A common stock underlying the Stock Option will vest on May 15, 2023, (y) an additional twenty percent (20%) of the shares of Class A common stock underlying the Stock Option will vest on August 15, 2023, and (z) an additional twenty percent (20%) of the shares of Class A common stock underlying the Stock will vest on February 15, 2024. As of February 15, 2024, sixty percent (60%) of the shares of Class A common stock underlying the Stock Option will be vested based on the assumptions above. The example is being provided to further clarify the vesting schedule for the Stock Option.